Exhibit 10.3

[Severance Agreement-SVP Master, July 2004 Version]

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of                         , 2004 between FOREST OIL CORPORATION, a New York corporation (the “Company”), with its principal offices located at 1600 Broadway, Suite 2200, Denver, Colorado, and                                           (“Executive”),

W I T N E S S E T H:

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the “Board”) has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company; and

WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.                                       Definitions.

(a)                                  “Annual Compensation” shall mean an amount equal to the greater of:

(i)                                     Executive’s annual base salary at the annual rate in effect at the date of his Involuntary Termination;

(ii)                                  Executive’s annual base salary at the annual rate in effect sixty days prior to the date of his Involuntary Termination; or

(iii)                               Executive’s annual base salary at the annual rate in effect immediately prior to a Change of Control.

Notwithstanding the foregoing, if Executive’s employment shall be subject to an Involuntary Termination within two years after such Change of Control, then the amount determined pursuant to the preceding sentence shall be increased by the amount of the Annual Bonus.  For purposes of the preceding sentence, the term ‘Annual Bonus’ shall mean the annual bonus most recently paid by the Company to Executive prior to the date of his Involuntary Termination; provided, however, that if Executive was employed by the Company for only a portion of the year with respect to which such bonus was paid, then the ‘Annual Bonus’ shall equal an amount determined by annualizing the bonus received by Executive based on the ratio of the number of days Executive was employed by the Company during such year to 365 days; provided, further, that if Executive has not received an annual bonus from the Company at any time prior to the date of his Involuntary Termination, then the ‘Annual Bonus’ shall equal the amount of Executive’s target annual bonus for the year in which such termination occurs.

(b)                                 “Change in Duties” shall mean the occurrence of any one or more of the following:

(i)                                     A significant change in the nature or scope of Executive’s authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

(ii)                                  A reduction in Executive’s base salary from that provided to him immediately prior to the date on which a Change of Control occurs;

(iii)                               A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Company (including its subsidiaries) for employees with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

(iv)                              A diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company (including its subsidiaries) to employees with comparable duties or (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control occurs; or

(v)                                 A change in the location of Executive’s principal place of employment by the Company (including its subsidiaries) by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs.

(c)                                  “Change of Control” means the occurrence of any one or more of the following events:

(i)                                     The Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

(ii)                                  The Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

(iii)                               The Company is to be dissolved and liquidated;

(iv)                              Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(v)                                 As a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, the term “Change of Control” shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

(d)                                 “Compensation Committee” shall mean the Compensation Committee of the Board.

(e)                                  “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time performance of his duties within thirty days after written notice of termination is given to Executive by the

Company (provided, however, that such notice may not be given prior to thirty days before the expiration of such six-month period).

(f)                                    “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)                                     does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (f)); or

(ii)                                  results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties;

provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of Death, Disability, or Retirement.

(g)                                 “Retirement” shall mean Executive’s resignation on or after the date he reaches age sixty-five.

(h)                                 “Severance Amount” shall mean an amount equal to 2.5 times Executive’s Annual Compensation.

(i)                                     “Severance Period” shall mean a period commencing on the date of such Involuntary Termination and continuing for twenty-four  months.

(j)                                     “Termination for Cause” shall mean termination of Executive’s employment by the Company (or its subsidiaries) by reason of Executive’s (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a misdemeanor involving moral turpitude or a felony.

2.                                       Services.  Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

3.                                       Termination Within Two Years After a Change of Control.  If Executive’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions after the last day of Executive’s employment with the Company:

(a)                                  Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the fifth day after the last day of Executive’s employment with the Company.

(b)                                 Cause Executive and those of his dependents (including his spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period, without any cost to Executive; provided, however, that (i)  such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive) and (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then the Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by the Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).

(c)                                  Cause any and all outstanding options to purchase common stock of the Company held by Executive to become immediately exercisable in full and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable.  If and to the extent that the preceding provisions of this paragraph are inconsistent or conflict with the terms of any stock option agreement or non-qualified deferred compensation plan, then the preceding provisions of this paragraph shall govern and control.

(d)                                 Cause any and all outstanding options to purchase common stock of the Company held by Executive to remain exercisable for twelve months after the last day of Executive’s employment with the Company (but in no event shall any such option be exercisable for (i) a longer period than the original term of such option or (ii) a shorter period than that already provided for under the terms of such option).  If and to the extent that the preceding provisions of this paragraph are inconsistent or conflict with the terms of any stock option agreement, then the preceding provisions of this paragraph shall govern and control.

4.                                       Interest on Late Payments.  If any payment provided for in Paragraphs 3(a) or 5 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at 10% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

5.                                       Certain Additional Payments by the Company.

(a)                                  Notwithstanding anything to the contrary in this Agreement, in the event that any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within five days of the receipt of such claim.  The Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company.  If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

(b)                                 On or before the date upon which a Change of Control occurs (the “Change of Control Date”), the Compensation Committee shall make a determination under the Company’s annual incentive plan as to whether bonuses under such plan for the year during which the Change of Control Date occurs are due based on partial year results through the Change of Control Date, and, if the Compensation Committee determines that such bonuses are due, then the Compensation Committee shall also determine the amount of such bonus that shall be paid to Executive.  On or before the Change of Control Date, the Company shall pay to Executive the amount of Executive’s bonus that has been determined by the Compensation Committee in accordance with the preceding sentence.

6.                                       General.

(a)                                  Term.  The effective date of this Agreement is                 .   Within thirty (30) days after June 14, 2005 and within thirty (30) days after each successive thirty (30)-month period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement.   The Compensation Committee (excluding any member of the Compensation Committee who is covered by this Agreement or by a similar agreement with the Company) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said thirty-day time period mentioned above.  This Agreement shall remain in effect until so terminated and/or modified by the Company.  Failure of the Compensation Committee to take any action within said thirty days shall be considered as an extension of this Agreement for an additional thirty-month period of time.  Notwithstanding anything to the contrary contained in this “sunset provision”, it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision”, and shall remain in force for a period of thirty months after such Change of Control, and if within said thirty months the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms.  If, within such thirty months after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this thirty-month “sunset provision” shall again be applicable with the thirty-day time period for Compensation Committee action to thereafter commence at the expiration of said thirty months after such Change of Control and on each thirty-month anniversary date thereafter.

(b)                                 Indemnification.  If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 10% plus the prime or base rate of interest announced by JPMorgan Chase (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

(c)                                  Payment Obligations Absolute.   The Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else.  All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

(d)                                 Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Executive and his estate.  If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

(e)                                  Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)                                    Non-Alienation.  Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

(g)                                 Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Executive, such notices or communications shall be effectively delivered if hand-delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

(h)                                 Controlling Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

(i)                                     Full Settlement.  If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

(j)                                     Unfunded Obligation.  The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

(k)                                  Not a Contract of Employment.   This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

(l)                                     Number and Gender.  Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.  The masculine gender where appearing herein shall be deemed to include the feminine gender.

(m)                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior Severance Agreements, if any, by and between the Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the effective date in Paragraph 6(a).

“EXECUTIVE”

[Insert Name]

“COMPANY”

FOREST OIL CORPORATION

By:
	Name:	H. Craig Clark
	Title:	President and Chief Executive Officer